HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

William T. Hart, P.C.

________

harttrinen@aol.com

Will Hart

(303) 839-0061

Fax: (303) 839-5414

January 22, 2020

Pierre Corp.

750 N. San Vincente, Suite 800 West

West Hollywood, CA 90069

This letter will constitute an opinion upon the legality of the sale by Tiger Trout Capital, LLC of:

•

up to 5,000,000 shares of common stock of Pierre Corp. (the “Company”) which may be purchased by TTC pursuant to the terms of an Investment Agreement with the Company; and

•

136,363 shares of common stock owned by TTC

all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of Nevada, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion:

•

any shares sold by TTC in accordance with the terms of the Investment Agreement will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock; and

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the 136,363 shares owned by TTC have been legally issued and represent fully paid and non-assessable shares of the Company’s common stock.

Very Truly Yours,

HART & HART, LLC

/s/ William T. Hart

By

        William T. Hart